CONFORMED COPY




			    SHARE TRADING AGREEMENT


	       Agreement dated as of May 1, 1994 between Roche Holding Ltd, a Swiss corporation (the "Parent"), and Roche Capital Corporation, a Panama corporation (the "Subsidiary"). Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

	       WHEREAS, the Parent owns directly or indirectly all the capital stock of the Subsidiary;

	       WHEREAS, each of Parent and Subsidiary is a party to the Acquisition Agreement and Plan of Merger dated as of May 1, 1994 (the "Merger Agreement") among Syntex Corporation ("Syntex"), the Subsidiary and Roche (Panama) Corporation, pursuant to which the Subsidiary has agreed to issue shares of Limited Conversion Preferred Stock ("LCPS") to holders of Syntex shares under certain circumstances set forth in the Merger Agreement; and

	       WHEREAS, pursuant to the terms of such Limited Conversion Preferred Stock, holders thereof have been granted exchange rights with respect to Non-voting Equity Securities ("NESs") of the Parent as more fully described in the Certificate of Designation of such Limited Conversion Preferred Stock.

	       NOW, THEREFORE, the parties agree as follows:

	       1. Trading of NESs. Parent agrees to use its best efforts to cause the NESs to be issued in exchange for LCPS pursuant to the terms of the LCPS, to be, at the time of such exchange, eligible for trading in the securities market in which the NESs are then principally traded.

	       2. Third-party Beneficiaries. This Agreement is intended to be for the benefit of the holders of the LCPS at the time of their exchange into NESs and shall be enforceable by such holders to the full extent of applicable law.

	       3. Successors. The agreements herein set forth shall be mutually binding upon, and inure to the mutual benefit of, Parent and Subsidiary and their respective successors.

	       4. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States for the Southern District of New York in respect of any action or proceeding relating in any way to this Agreement. This Agreement shall terminate at such time as no LCPS are outstanding, and all obligations of the Parent to exchange LCPS for NES have been satisfied


	       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.


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ROCHE HOLDING LTD                      ROCHE CAPITAL CORPORATION


By: /s/ Henri B. Meier                   By: /s/ Henri B. Meier
   Name:  Henri B. Meier                  Name:  Henri B. Meier
   Title: Chief Financial                 Title:  Vice President
	  Officer